Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2017, in the Registration Statement (Form S-1) and related Prospectus of Tocagen Inc. for the registration of shares of its common stock to be filed on or about March 9, 2017.

/s/ Ernst & Young LLP

San Diego, California

March 9, 2017